Exhibit 10.1

       [Form of Award Letter for Performance Accelerated Restricted Stock]

                                                                __________, 20__

[Insert name and address]

Dear :

         This letter is to notify you that, effective _________, 20__, the Compensation and Personnel Committee (the "Committee") of the Board of Directors awarded you a Restricted Stock Award with Performance-Based Accelerated Vesting under the 2003 Stock Incentive Plan, as amended and restated (the "Plan").

         These shares are part of a Long-Term Incentive Program that will cover fiscal year 2006 through fiscal year 2010. This award is designed to motivate performance by providing for accelerated vesting of shares based on specified operating margin targets. Your award is for the following number of shares:

         No. Shares Performance Accelerated Restricted Stock:

         Grant Date:                ___________

         Final Vesting Date:        ___________

         There is a provision for accelerated vesting. At the end of each fiscal year, Circuit City's Operating Profit Margin will be compared to the levels specified in the chart listed below. Accelerated vesting of a percentage of the shares awarded to you will occur if Circuit City achieves an Operating Profit Margin at the levels specified in the table below, which are cumulative. The Operating Profit Margin performance will be measured as of each fiscal year end for fiscal years 2006, 2007, 2008 and 2009; accelerated vesting, if achieved, will occur on July 1st following the end of the fiscal year.

================================================================================
                Circuit City's
            Operating Profit Margin                     Vested % of Grant
================================================================================
                     2.3 %                                    25%
                     3.25%                                    50%
                     4.0 %                                    75%
                     4.5 %                                   100%

         "Operating Profit Margin" means earnings from continuing operations before income taxes as a percentage of net sales and operating revenues, as each is reflected in the audited consolidated financial statements of Circuit City Stores, Inc. included in its Annual Report on Form 10-K, for the period beginning March 1, 2005.

         After you sign and return this letter, your shares will be held in escrow for you by the Restricted Stock Custodian named below. You may not sell, give away, pledge or otherwise transfer any of your Restricted Stock before vesting occurs. However, you will have all of the other rights of a shareholder during the period until the vesting date, including the rights to vote and receive dividends.

         On July 1, 2009, or, if later, the fourth anniversary date of the date of this grant, all shares (if not vested sooner) will be released from escrow and the stock will become freely tradable, subject to applicable securities law restrictions, provided you are still employed by the Company on a full-time basis.

         If your employment with the Company terminates before the final vesting date because you die or become disabled, any restrictions on outstanding Restricted Stock as set forth in this award agreement shall lapse and the shares will vest as of the date of your death or disability.

         If your employment with the Company terminates before the final vesting date for reasons other than your death or disability, if you change to a part-time status or if you retire from the Company, your Restricted Stock will be forfeited as of your separation date, retirement date or change in status date, whichever is applicable.

         On the final vesting date, if you are one of the Named Executive Officers of the Company in the Proxy Statement for the most recent fiscal year-end (as defined by the SEC proxy rules then in effect), then the following performance condition will apply to any shares under the award which are not yet vested: the Company's closing stock price on the final vesting date as reported by the exchange on which the Common Stock generally has the greatest trading volume must equal or exceed $23 per share (adjusted for stock dividends, stock splits, combinations of shares or other recapitalizations having like effects) for a minimum of five consecutive trading days. If this performance condition is not met, then the award will not vest and will remain restricted for an additional period of three years, during which the award will vest if the Company's closing stock price as reported by the exchange on which the Common Stock generally has the greatest trading volume equals or exceeds $23 per share (adjusted for stock dividends, stock splits, combinations of shares or other recapitalizations having like effects) for a minimum of five consecutive trading days. If this performance condition is not met within three years after the final vesting date, then the shares subject to this performance measure shall be forfeited.

         By accepting this award, you agree that if (i) you are a senior executive officer subject to the Company's stock ownership guidelines at the time all or a portion of these shares vest and (ii) you have not yet achieved the ownership levels for your then current position, then upon vesting of any shares awarded under this agreement you will retain at least fifty percent (50%) of the shares remaining after satisfaction of the applicable tax liability.

         Other details about your award are:

         1. Restricted Stock Custodian. The Restricted Stock Custodian is Wells Fargo Shareowners Services. If you need to contact the Restricted Stock Custodian at any time while your shares are in escrow, you may do so by writing to the Restricted Stock Custodian at the following address. The Company may change the Restricted Stock Custodian before your vesting date. If so, you will be informed of the new Restricted Stock Custodian and its address.

                        Wells Fargo Shareowners Services
                        Stock Transfer
                        171 North Concord Exchange South
                        St. Paul,MN 55075-1139

         2. Rights as a Shareholder. While your shares are being held by the Restricted Stock Custodian, you will have voting and dividend rights. However, you will receive your dividends through the Restricted Stock Custodian and deliver your voting instructions to the Restricted Stock Custodian who will vote the shares for you. If the Restricted Stock Custodian does not receive your voting instructions at least three days before a shareholders' meeting, your shares will not be voted.

         3. Change of Control. If you are a full-time employee on a Change of Control of the Company, notwithstanding any provision hereof to the contrary, any restrictions on outstanding Restricted Stock as set forth in this award agreement shall lapse.

         4. Withholding Taxes. On the vesting date, you will have taxable income equal to the then current market value of the shares. The Company has the right to withhold from any shares the number of shares having an aggregate Fair Market Value equal to the amount of taxes required to be withheld or paid.

         5. Miscellaneous.

         a. This grant of Restricted Stock is not transferable by you except by will or by the laws of descent and distribution.

         b. The terms of this agreement shall be governed by the laws of Virginia, without regard to the conflict of law provisions of any jurisdiction.

         c. The Restricted Stock Award is granted pursuant to the Plan. The terms of the Plan are incorporated into this agreement and in the case of a conflict between the Plan and this agreement, the terms of the Plan shall control. Unless otherwise defined herein, capitalized terms have the meaning given to them in the Plan.

         d. As described in the Plan, in the event of certain corporate transactions or other actions or events, the Committee may take such actions with respect to the Award as it deems appropriate and consistent with the Plan.

         e. This award letter is the entire agreement between you and the Company concerning the shares of restricted stock awarded pursuant to this letter. If you are a party to an Employment Agreement with the Company, you agree that in the case of a conflict between the Employment Agreement and this award letter, the terms of this award letter shall control.

         6. Acceptance of this Award. In order for your award to become effective, you must accept it by signing and returning the enclosed copy of this letter as soon as possible but in no event later than ______, 20__ to

                            [insert name and address]

         Your signature will also constitute your agreement to the terms and conditions contained in this letter.

         The following documents contain additional detailed information about the Company and the Company's 2003 Stock Incentive Plan under which your Restricted Stock award was made. A copy of the Prospectus for the Plan is attached to this award agreement. If you have not previously been provided with them, a copy of the Plan, a copy of the 20__ Annual Report to Shareholders, and 10-K for Fiscal 20__ may be requested from ________________. General terms concerning Restricted Stock awards, which are contained in the Plan, but are not repeated in this letter, will also be considered a part of this letter


                                                     Sincerely,




                                                     Senior Vice President
                                                     Human Resources


ACCEPTED:



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Associate Signature

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Printed Name

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Date